     Industry Canada     Industrie Canada

Certificate of Arrangement	Certificat d’arrangement

Canada Business Corporations Act	Loi canadienne sur les sociétés par actions

NEXFOR INC.	357286-2

Name of CBCA corporation(s) involved - Dénomination(s) de la (des) société(s) L.C.S.A. concernée(s)	Corporation number - Numéro de la société

I hereby certify that the arrangement set out in the attached articles of arrangement, involving the above-referenced corporation(s), has been effected under section 192 of the Canada Business Corporations Act.	Je certifie que l’arrangement mentionné dans les clauses d’arrangement annexées, concernant la (les) société(s) susmentionnée(s), a pris effet en vertu de l’article 192 de la Loi canadienne sur les sociétés par actions.

June 30, 2004 / le 30 juin 2004
Director - Directeur	Date of Arrangement - Date de l’arrangement

Industry Canada	Industrie Canada	FORM 14.1	FORMULAIRE 14.1
Canada Business	Lol canadienne sur les	ARTICLES OF ARRANGEMENT	CLAUSES D'ARRANGEMENT
Corporations Act	sociétés par actions	(SECTION 192)	(ARTICLE 192)

1 —	Name of the applicant corporation(s) — Dénomination sociale de la(des) requérante(s)	2 —	Corporation No.(s) — N°(s) de la(des) société(s)
	Nexfor Inc.		357286-2

3 —	Name of the corporation(s) the articles of which are amended, if applicable Dénomination sociale de la(des) société(s) dont les statuts sont modifiés, le cas échéant	4 —	Corporation No.(s) — N°(s) de la(des) société(s)
	Nexfor Inc.		357286-2
	4229401 Canada Inc.		424882-1

5 —	Name of the corporation(s) created by amalgamation, if applicable Dénomination sociale de la(des) société(s) issue(s) de la (des) fusion(s), le cas échéant	6 —	Corporation No.(s) — N°(s) de la(des) société(s)
	4229401 Canada Inc.		424882-1

7 —	Name of the dissolved corporation(s), if applicable Dénomination sociale de la(des) société(s) dissoute(s), le cas échéant	8 —	Corporation No.(s) — N°(s) de la(des) société(s)

9 —	Name of other corporations involved, if applicable Dénomination sociale des autres sociétés en cause, le cas échéant	10 —	Corporation No.(s) or Jurisdiction of Incorporation N°(s) de la(des) société(s)/ou loi sous le régime de laquelle elle est constituée
	4229410 Canada Inc.		422941-0
	4229428 Canada Inc.		422942-8

11	— In accordance with the order approving the arrangement — Conformément aux termes de l’ordonnance approuvant l’arrangement

a.	☑	The articles of the above named corporation(s) are amended in accordance with the attached plan of arrangement
Les statuts de la(des) société(s) susmentionnée(s) sont modifiés en conformité avec le plan d'arrangement ci-joint

The name of Nexfor Inc. is changed to Norbord Inc. The name of 4229401 Canada Inc. (amalco) is changed to Fraser Papers Inc. La dénomination sociale de est modifiée pour Papiers Fraser Inc.

b.	☑	The following bodies corporate are amalgamated in accordance with the attached plan of arrangement (See Schedule B)
Les personnes morales suivantes sont fusionnées conformément au plan d'arrangement ci-joint

c.	☐	The above named corporation(s) is(are) liquidated and dissolved in accordance with the attached plan of arrangement
La(les) société(s) susmentionnée(s) est(sont) liquidée(s) et dissoute(s) conformément au plan d'arrangement ci-joint

d.	☑	The plan of arrangement attached hereto, involving the above named body(ies), corporate is hereby effected
Le plan d'arrangement ci-joint portant sur la(les) personne(s) morale(s) susmentionnée(s) prend effet

Signature	Printed Name — Nom en lettres moulées	12 — Capacity of — En qualité de	13 — Tel. No. — N° de tél.
/s/ GLEN MCMILLAN	Glen McMillan	Corporate Secretary	416-643-8841

FOR DEPARTMENTMENTAL USE ONLY — Á L’USAGE DU MINISTÉRE SEULEMENT

JUN 30 2004

IC 3189 (2003/06)

PLAN OF ARRANGEMENT UNDER SECTION 192 OF

THE CANADA BUSINESS CORPORATIONS ACT

ARTICLE 1 — INTERPRETATION

1.01 Definitions

      In this Plan of Arrangement, other than the Schedules:

      “Arrangement” means the arrangement under the provisions of section 192 of the CBCA on the terms and conditions set forth in this Plan of Arrangement.

      “Arrangement Agreement” means the arrangement agreement made as of April 22, 2004 between Nexfor, Fraser Papers Inc. (Canada), Fraser Papers Inc. (US) and Fraser Papers and any amendments made thereto.

      “Butterfly Proportion” means the fraction A/B where A is the net fair market value of the assets to be transferred by Nexfor to Fraser Papers Subco pursuant to Section 2.01(1)(f) and B is the net fair market value of all property owned by Nexfor immediately before such transfer, determined in each case immediately before such transfer.

      “CBCA” means the Canada Business Corporations Act.

      “Common Shares” means the voting, equity shares of a corporation that are designated in the articles of the corporation as common shares.

      “Dissent Rights” means the rights of a Nexfor Shareholder to dissent in respect of the Arrangement pursuant to the procedures set forth in section 190 of the CBCA, the Interim Order and Section 3.01.

      “Dissenting Shareholder” means a Nexfor Shareholder who exercises its Dissent Rights.

      “Distribution Record Date” means the fourth Trading Day on the TSX following the Effective Date or such other date as Nexfor may select.

      “DSUs” means deferred share units credited to the account of a participant under the Deferred Stock Unit Plan for Non-Employee Directors of Nexfor.

      “Effective Date” means the effective date of the Arrangement, being the date shown on the certificate of arrangement to be issued by the Director under the CBCA giving effect to the Arrangement.

      “Effective Time” means the earliest moment on the Effective Date.

      “Encumbrances” means mortgages, charges, pledges, liens, hypothecs, security interests, encumbrances, adverse claims and rights of third parties to acquire or restrict the use of property.

      “Fraser Papers” means 4229401 Canada Inc., a corporation incorporated under the CBCA in order to facilitate the Arrangement, whose name is changed to Fraser Papers Inc. under Section 2.01(2)(e).

      “Fraser Papers Common Shares” means the Common Shares that Fraser Papers is authorized to issue.

      “Fraser Papers Convertible Shares” means the non-voting, convertible, equity shares that Fraser Papers is authorized to issue.

      “Fraser Papers Newco” means 4229428 Canada Inc., a corporation incorporated under the CBCA in order to facilitate the Arrangement.

      “Fraser Papers Subco” means 4229410 Canada Inc., a corporation incorporated under the CBCA as a wholly-owned subsidiary of Fraser Papers in order to facilitate the Arrangement.

      “Fraser Papers Subco Note” has the meaning set out in Section 2.01(1)(h).

      “Listing Time” means the time, after the Effective Time, when the Nexfor Convertible Shares and Nexfor Common Shares and the Fraser Papers Convertible Shares and Fraser Papers Common Shares are unconditionally listed on the TSX.

      “Nexfor” means Nexfor Inc., a corporation governed by the CBCA, whose name is changed to Norbord Inc. (“Norbord”) under Section 2.01(2)(b).

      “Nexfor Common Shares” means the outstanding Common Shares of Nexfor.

      “Nexfor Common Shareholders” means the holders of Nexfor Common Shares, excluding any Dissenting Shareholders who held Nexfor Common Shares that are cancelled pursuant to Section 3.01(2)(a).

      “Nexfor Convertible Shares” means the voting, convertible, equity shares that Nexfor is authorized to issue under Section 2.01(1)(a).

      “Nexfor Non-Voting Shares” means the non-voting, equity shares that Nexfor is authorized to issue under Section 2.01(1)(a).

      “Nexfor Note” has the meaning set out in Section 2.01(1)(g).

      “Nexfor Optionholders” means the holders of Nexfor Stock Options.

      “Nexfor Preferred Shareholders” means the holders of Nexfor Preferred Shares.

      “Nexfor Preferred Shares” means the outstanding Class A Preferred Shares, Series 1 of Nexfor.

      “Nexfor Shareholders” means, collectively, Nexfor Common Shareholders, Nexfor Optionholders and Nexfor Preferred Shareholders.

      “Nexfor Stock Option” means an outstanding option to acquire a Nexfor Common Share granted by Nexfor pursuant to the Nexfor Stock Option Plan.

      “Nexfor Stock Option Plan” means the existing Nexfor Stock Option Plan.

      “Plan of Arrangement” means this plan of arrangement, including its Schedules, as it may be amended in accordance with the terms of the Arrangement Agreement.

      “PUC” means paid-up capital as defined in subsection 89(1) of the Tax Act.

      “Replacement Stock Option” means a stock option issued by Nexfor pursuant to the Replacement Stock Option Plan. The exercise price per share of a Replacement Stock Option issued pursuant to Section 2.01(1)(c) in exchange for a Nexfor Stock Option will be the amount (rounded up to the nearest whole cent) determined by applying the formula: A = B - (C - D) where A is the exercise price of the Replacement Stock Option (subject to a minimum of $0.01 per share), B is the original exercise price per share of the Nexfor Stock Option, C is the Trading Price of a Nexfor Common Share before the Effective Date, and D is the Trading Price of a Common Share of Norbord after the Effective Date.

      “Replacement Stock Option Plan” means the stock option plan adopted by Nexfor to replace the Nexfor Stock Option Plan.

      “Tax Act” means the Income Tax Act (Canada).

      “Trading Day” means a day, other than a Saturday or a Sunday, when the TSX is open for trading.

      “Trading Price” means the weighted average trading price of the Nexfor (Norbord) Common Shares on the TSX for 10 Trading Days in relation to a specified date.

      “Transfer Agent” means CIBC Mellon Trust Company.

“Transferred Multiple” means the following fraction:	A	where A is the Transferred Proportion.

1-A

      “Transferred Proportion” means the amount determined (expressed as a fraction) by applying the formula: A x C/B where A is the Butterfly Proportion, B is the fair market value of all the Nexfor Convertible Shares and Nexfor Non-Voting Shares issued and outstanding immediately before the transfer of assets by Nexfor to Fraser Papers Subco pursuant to Section 2.01(1)(f) and C is the fair market value of all shares of all classes of Nexfor issued and outstanding immediately before such transfer, determined in each case immediately before such transfer.

      “TSX” means the Toronto Stock Exchange.

1.02 Construction

      In this Plan of Arrangement, unless otherwise expressly stated or the context otherwise requires:

(a)	the division of this Plan of Arrangement into Articles and Sections and the use of headings are for convenience of reference only and do not affect the construction or interpretation hereof;

(b)	the words “hereunder”, “hereof” and similar expressions refer to this Plan of Arrangement and not to any particular Article, Section or Schedule and references to “Articles”, “Sections, and “Schedules” are to Articles and Sections of and Schedules to this Plan of Arrangement;

(c)	words importing the singular include the plural and vice versa, words importing any gender include all genders and words importing persons include individuals, corporations, limited and unlimited liability companies, general and limited partnerships, associations, trusts, unincorporated organizations, joint ventures, governmental authorities and other entities;

(d)	the word “including” means “including without limiting the generality of the foregoing”; and

(e)	a reference to any statute is to that statute as now enacted or as the statute may from time to time be amended, re-enacted or replaced and includes any regulation made thereunder.

1.03 Schedules

      The following are the Schedules to this Plan of Arrangement:

      Schedule A — Share Conditions attaching to Nexfor Convertible Shares and Nexfor Non-Voting Shares

      Schedule B — Terms of Amalgamation of Fraser Papers

      Schedule C — By-law No. 1 of Fraser Papers

ARTICLE 2 — THE ARRANGEMENT

2.01 The Arrangement

      (1) Commencing at the Effective Time, the events and transactions set out in Sections 2.01(1)(a) to (j) will occur and be deemed to occur in the order set out below or as otherwise provided below, without any further act or formality, and with each event or transaction occurring and being deemed to occur immediately after the occurrence of the immediately preceding event or transaction or as otherwise provided below.

          Amendment of Articles of Nexfor

(a)	The articles of Nexfor will be amended to create and authorize the issuance of (in addition to the shares that it is authorized to issue immediately before this amendment):

(i)	an unlimited number of Nexfor Convertible Shares; and

(ii)	an unlimited number of Nexfor Non-Voting Shares

            and to provide that the rights, privileges, restrictions and conditions attaching to each class of shares are as set out in Schedule A.

          Exchange of Nexfor Common Shares

(b)	Each Nexfor Common Shareholder will transfer to Nexfor, with good and marketable title free from Encumbrances, all its Nexfor Common Shares. As the sole consideration for each Nexfor Common Share so transferred, Nexfor will issue to that former Nexfor Common Shareholder 1 Nexfor Convertible Share and a fraction of a Nexfor Non-Voting Share equal to the Transferred Multiple. The Nexfor Non-Voting Shares so issued will be listed on the TSX upon issuance but will not be posted for trading. In connection with this exchange:

(i)	no election under section 85 of the Tax Act will be filed;

(ii)	a portion of the amount in the stated capital account maintained by Nexfor for the Nexfor Common Shares equal to the product of multiplying A x B where A is (1-Transferred Proportion) and B is the PUC of the Nexfor Common Shares (excluding any Nexfor Common Shares held by Dissenting Shareholders) so exchanged immediately before the exchange will be deducted from that account and added to the stated capital account maintained by Nexfor for the Nexfor Convertible Shares and a portion of the amount in the stated capital account maintained by Nexfor for the Nexfor Common Shares equal to the product of multiplying A x B where A is the Transferred Proportion and B is the PUC of the Nexfor Common Shares (excluding any Nexfor Common Shares held by Dissenting

Shareholders) so exchanged immediately before the exchange will be deducted from that account and added to the stated capital account maintained by Nexfor for the Nexfor Non-Voting Shares; and

(iii)	the Nexfor Common Shares so exchanged will be cancelled.

          Issue of Replacement Stock Options

(c)	Concurrently with the transfers under Section 2.01(1)(b), each holder of a Nexfor Stock Option will transfer his or her Nexfor Stock Options to Nexfor in consideration for the issuance by Nexfor to the transferor of the same number of Replacement Stock Options. All the Nexfor Stock Options will be cancelled, provided that no Replacement Stock Option may be exercisable until after the Arrangement has been effected.

          Adjustment of DSUs

(d)	Concurrently with the transfers under Section 2.01(1)(b), the number of DSUs credited to the account of a participant under the Deferred Stock Unit Plan for Non-Employee Directors will be adjusted by applying the formula: A = B x C/D where A is the number of DSUs credited to an account after the Effective Time, B is the number of DSUs credited to the same account prior to the Effective Time, C is the Trading Price of a Nexfor Common Share before the Effective Date and D is the Trading Price of a Nexfor Common Share after the Effective Date.

          Exchange of Nexfor Non-Voting Shares

(e)	Each holder of Nexfor Non-Voting Shares will transfer to Fraser Papers, with good and marketable title free from Encumbrances, all such Nexfor Non-Voting Shares. As the sole consideration for each Nexfor Non-Voting Share so transferred, Fraser Papers will issue to that holder 1 Fraser Papers Convertible Share for each Transferred Multiple of a Nexfor Non-Voting Share. In connection with this exchange, Fraser Papers will add to the stated capital account maintained by Fraser Papers for the Fraser Papers Convertible Shares an amount equal to the PUC of the Nexfor Non-Voting Shares for which the Fraser Papers Convertible Shares were issued.

          Transfer by Nexfor of Common Shares of Fraser Papers Newco to Fraser Papers Subco

(f)	Nexfor will transfer all the outstanding Common Shares of Fraser Papers Newco to Fraser Papers Subco. As the sole consideration for this transfer, Fraser Papers Subco will issue to Nexfor 100,000,000 of its Common Shares. In addition, Fraser Papers Subco will agree to jointly elect with Nexfor to have the provisions of subsection 85(1) of the Tax Act and the corresponding provisions of any applicable provincial and territorial legislation apply to this transfer with the agreed amount in the election being equal to the lesser of the cost amount (as defined in subsection 248(1) of the Tax Act and the corresponding provisions of any applicable provincial and territorial legislation) to Nexfor of the Common Shares of Fraser Papers Newco transferred to Fraser Papers Subco and the fair market value of such Common Shares of Fraser Papers Newco. Fraser Papers Subco will add to the stated capital account maintained by it for its Common Shares an amount equal to the agreed amount in its election under subsection 85(1) of the Tax Act in respect of the transfer to it of the Common Shares of Fraser Papers Newco.

          Nexfor Purchase of Nexfor Non-Voting Shares

(g)	Nexfor will purchase for cancellation all the Nexfor Non-Voting Shares held by Fraser Papers and will issue to Fraser Papers, as the sole consideration therefor, a demand promissory note (the “Nexfor Note”) in a principal amount equal to the aggregate fair market value of such Nexfor Non-Voting Shares and without interest. Fraser Papers will accept the Nexfor Note in full and absolute payment, satisfaction and discharge of the purchase price of such Nexfor Non-Voting Shares, with the risk of the Nexfor Note being dishonoured.

          Fraser Papers Subco Purchase of its Common Shares

(h)	Fraser Papers Subco will purchase for cancellation all the Common Shares of Fraser Papers Subco held by Nexfor and will issue to Nexfor, as the sole consideration therefor, a demand promissory note (the “Fraser

Papers Subco Note”) in a principal amount equal to the aggregate fair market value of such Common Shares and without interest. Nexfor will accept the Fraser Papers Subco Note in full and absolute payment, satisfaction and discharge of the purchase price of such Common Shares of Fraser Papers Subco, with the risk of the Fraser Papers Subco Note being dishonoured.

          Winding up of Fraser Papers Subco

(i)	Fraser Papers Subco will commence winding up in accordance with subsection 88(1) of the Tax Act and section 210 of the CBCA and, in connection with the winding up, will transfer and assign all its property to Fraser Papers, including all of Fraser Papers Subco’s right, title and interest in and to the Common Shares of Fraser Papers Newco, and all the liabilities of Fraser Papers Subco, including the liability of Fraser Papers Subco under the Fraser Papers Subco Note, will be assumed by Fraser Papers. Fraser Papers will have a power of attorney coupled with an interest to do all acts as may be desirable in connection with the winding up including the execution and filing in the name of Fraser Papers Subco of any elections with federal or provincial tax authorities as may be appropriate.

          Set Offs

(j)	Nexfor will pay the principal amount of the Nexfor Note by transferring to Fraser Papers the Fraser Papers Subco Note, which Note will be accepted by Fraser Papers in full and absolute payment, satisfaction and discharge of Nexfor’s obligations under the Nexfor Note. Simultaneously, Fraser Papers will pay the principal amount of the Fraser Papers Subco Note by transferring to Nexfor the Nexfor Note which will be accepted by Nexfor in full and absolute payment, satisfaction and discharge of Fraser Papers’ obligations under the Fraser Papers Subco Note. Both the Fraser Papers Subco Note and the Nexfor Note will be cancelled.

      (2) Commencing at the Listing Time, the events and transactions set out in Sections 2.01(2)(a) to (e) will occur and be deemed to occur in the order set out below, without any further act or formality, and with each event or transaction occurring and being deemed to occur immediately after the occurrence of the immediately preceding event or transaction.

          Conversion of Nexfor Convertible Shares

(a)	The Nexfor Convertible Shares will be converted into issued Common Shares of Nexfor on a one-for-one basis and the amount in the stated capital account maintained by Nexfor for the Nexfor Convertible Shares will be deducted from that account and added to the stated capital account maintained by Nexfor for its Common Shares.

          Amendment and Restatement of Articles of Nexfor

(b)	The articles of Nexfor will be amended to remove the Nexfor Convertible Shares and Nexfor Non-Voting Shares from the authorized capital of Nexfor. The name of Nexfor will be changed to Norbord Inc. The articles of Norbord will then be restated and the restated articles of Norbord will be filed with the Director under the CBCA pursuant to section 180 thereof.

          Conversion of Fraser Papers Convertible Shares

(c)	The Fraser Papers Convertible Shares will be converted into Fraser Papers Common Shares on a five-for-one basis and the amount in the stated capital account maintained by Fraser Papers for the Fraser Papers Convertible Shares will be deducted from that account and added to the stated capital account maintained by Fraser Papers for the Fraser Papers Common Shares.

          Amalgamation of Fraser Papers and Fraser Papers Newco

(d)	Fraser Papers and Fraser Papers Newco (hereinafter sometimes referred to in this Section 2.01(2)(d) as “predecessor corporations”) will be amalgamated on the terms set out in Schedule B as if the amalgamation were carried out pursuant to subsection 184(1) of the CBCA in such manner that, on and by virtue of the amalgamation:

(i)	all the property (except any amounts receivable from any predecessor corporation or shares of any predecessor corporation) of the predecessor corporations held immediately before the amalgamation will become the property of Fraser Papers;

(ii)	all the liabilities and obligations (except any amount payable to any predecessor corporation) of the predecessor corporations immediately before the amalgamation will become liabilities and obligations of Fraser Papers;

(iii)	all the shares of Fraser Papers Newco will be cancelled without any repayment of capital;

(iv)	the articles of the amalgamated corporation will be same as the articles of Fraser Papers; and

(v)	no securities will be issued by Fraser Papers in connection with the amalgamation and the stated capital of the amalgamated corporation will be the same as the stated capital of Fraser Papers.

          Amendment and Restatement of Articles of Fraser Papers

(e)	The articles of Fraser Papers will be amended to remove all the Fraser Papers Convertible Shares from the authorized capital of Fraser Papers. The name of Fraser Papers will be changed to Fraser Papers Inc. and the articles will provide that its French form of name is Papiers Fraser Inc. The articles of Fraser Papers will then be restated and the restated articles of Fraser Papers will be filed with the Director under the CBCA pursuant to section 180 thereof. By-law No. 1 of Fraser Papers, as set out in Schedule C, will be confirmed by its shareholders.

ARTICLE 3 — RIGHTS OF DISSENT

3.01 Rights of Dissent

      (1) Nexfor Shareholders may exercise Dissent Rights in connection with the Arrangement pursuant to and in the manner set out in section 190 of the CBCA as modified by the Interim Order and this Section 3.01.

      (2) Dissenting Shareholders who:

(a)	are ultimately entitled to be paid fair value for their Nexfor Common Shares, Nexfor Stock Options or Nexfor Preferred Shares will be deemed to have transferred such shares or options to Nexfor and these shares and options will be cancelled immediately prior to the Effective Time; or

(b)	are ultimately not entitled to be paid fair value for their shares or options will be deemed to have participated in the Arrangement on the same basis as, (i) in the case of a Nexfor Common Shareholder, any non-dissenting holder of Nexfor Common Shares, (ii) in the case of a Nexfor Optionholder, any non-dissenting holder of Nexfor Stock Options or (iii) in the case of a Nexfor Preferred Shareholder, any non-dissenting holder of Nexfor Preferred Shares, in each case as at and from the Effective Time and will be treated in the same manner as such a holder, on the basis set out in this Plan of Arrangement.

ARTICLE 4 — CERTIFICATES

4.01 Entitlement to Share Certificates

      (1) From and after the Effective Date, certificates that prior to the Effective Date represented Nexfor Common Shares will represent the same number of Common Shares of Norbord after the Effective Date and accordingly no new certificates representing such shares will be issued.

      (2) Certificates representing Fraser Papers Common Shares will be mailed as soon as practicable to those persons whose names appear on the register of holders of Nexfor Common Shares at the close of business (Toronto time) on the Distribution Record Date.

      (3) No certificates will be issued for shares that are issued and subsequently cancelled or converted under this Plan of Arrangement.

4.02 Fractional Shares

      No certificates or scrip representing fractional interests of less than one whole share in Fraser Papers will be issued (after conversion of the Fraser Papers Convertible Shares). Instead any fractional interests to which former Nexfor Common Shareholders would otherwise be entitled will be summed and the total will be rounded up to the nearest whole number and issued to the Transfer Agent. The Transfer Agent will sell them on the TSX and divide the proceeds (other than cash representing the rounded up amount, which will be paid to Fraser Papers) among the persons otherwise entitled to fractions by forwarding cheques representing their proportional interests in the proceeds to such persons.

SCHEDULE A

NEXFOR NEW SHARE CONDITIONS

1.	The rights, privileges, restrictions and conditions attaching to the Convertible Shares are as follows:

(a)	Payment of Dividends: The holders of the Convertible Shares will be entitled to receive dividends if, as and when declared by the board out of the assets of the Corporation properly applicable to the payment of dividends in such amounts and payable in such manner as the board may from time to time determine. However, the Convertible Shares, the Non-Voting Shares and the Common Shares will participate equally as to dividends and all dividends which the board may at any time determine to declare and pay on the Convertible Shares, the Non-Voting Shares and the Common Shares will be declared and paid in equal or equivalent amounts per share on all the Convertible Shares, Non-Voting Shares and Common Shares at the time outstanding without preference or distinction.

(b)	Participation upon Liquidation, Dissolution or Winding Up: In the event of the liquidation, dissolution or winding up of the Corporation or other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, the holders of the Convertible Shares will, subject to the rights of the holders of any other class of shares of the Corporation entitled to receive the assets of the Corporation upon such a distribution in priority to or rateably with the holders of Common Shares, be entitled to participate rateably with the Non-Voting Shares and Common Shares in any distribution of the assets of the Corporation.

(c)	Conversion Privilege: Each issued Convertible Share may at any time be converted, at the option of the holder, into 1 Common Share. All Common Shares resulting from any conversion of issued Convertible Shares into Common Shares will be deemed to be fully paid and non-assessable.

(d)	Voting Rights: The holders of the Convertible Shares will be entitled to receive notice of and to attend all meetings of the shareholders of the Corporation and to 1 vote in respect of each Convertible Share held at all such meetings.

2.	The rights, privileges, restrictions and conditions attaching to the Non-Voting Shares are as follows:

(a)	Payment of Dividends: The holders of the Non-Voting Shares will be entitled to receive dividends if, as and when declared by the board out of the assets of the Corporation properly applicable to the payment of dividends in such amounts and payable in such manner as the board may from time to time determine. However, the Non-Voting Shares and the Common shares will participate equally as to dividends and all dividends which the board may at any time determine to declare and pay on the Non-Voting Shares and Common Shares will be declared and paid in equal or equivalent amounts per share on all the Non-Voting Shares and Common Shares at the time outstanding without preference or distinction.

(b)	Participation upon Liquidation, Dissolution or Winding Up: In the event of the liquidation, dissolution or winding up of the Corporation or other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, the holders of the Non-Voting Shares will, subject to the rights of the holders of any other class of shares of the Corporation entitled to receive the assets of the Corporation upon such a distribution in priority to or rateably with the holders of the Non-Voting Shares, be entitled to participate rateably with the Common Shares in any distribution of the assets of the Corporation.

(c)	Voting Rights: The holders of the Non-Voting Shares will not be entitled to receive notice of or to attend any meeting of the shareholders of the Corporation and will not be entitled to vote at any such meeting.

SCHEDULE B

Industry Canada	Industrie Canada	FORM 9	FORMULAIRE 9
Canada Business	Loi canadienne sur les	ARTICLES OF AMALGAMATION	STATUTS DE FUSION
Corporations Act	sociétés par actions	(SECTION 185)	(ARTICLE 185)

1 —	Name of the Amalgamated Corporation	Dénomination sociale de la société issue de la fusion
4229401 Canada Inc.

2 —	The province or territory in Canada where the registered office is to be situated	La province ou le territoire au Canada oú se situera le siége social
Ontario

3 —	The classes and any maximum number of shares that the corporation is authorized to issue	Catégories et tout nombre maximal d’actions que la société est autorisée à émettre
The annexed Schedule 1 is incorporated in this form.

4 —	Restrictions, if any, on share transfers	Restrictions sur le transfert des actions, s’il y a lieu
There are no restrictions.

5 —	Number (or minimum and maximum number) of directors	Nombre (ou nombre minimal et maximal) d’administrateurs
Minimum: 6, Maximum: 15

6 —	Restrictions, if any, on business the corporation may carry on	Limites imposées à l’activité commerciale de la société, s’il y a lieu
There are no restrictions.

7 —	Other provisions, if any	Autres dispositions, s’il y a lieu
The number of directors within the minimum and maximum number set out in paragraph 5 may be determined from time to time by resolution of the board of directors. Any vacancy among the directors resulting from an increase in the number of directors as so determined may be filled by resolution of the directors.

8 —	The amalgamation has been approved pursuant to that section or subsection of the Act which is indicated as follows:	La fusion a été approuvée en accord avec l’article ou le paragraphe de la Loi Indiqué ci-après
☐ 183
☑ 184(1)
☐ 184(2)

9 — Name of the amalgamating corporations	Coporation No.			Title	Tel. No.
Dénomination sociale des sociétés fusionnantes	N° de la société	Signature	Date	Titre	N° de tél.

4229401 Canada Inc.	422940-1

4229428 Canada Inc.	422942-8

IC 3190 (2003/06)

SCHEDULE 1

      The Corporation is authorized to issue an unlimited number of Class A Preferred Shares, an unlimited number of Class B Preferred Shares, an unlimited number of Non-Voting Participating Shares, an unlimited number of Convertible Shares and an unlimited number of Common Shares.

1.	The rights, privileges, restrictions and conditions attaching to the Class A Preferred Shares are as follows:

(a)	Series: The Class A Preferred Shares may at any time or from to time be issued in one or more series. Subject to the following provisions, the board of directors of the Corporation (the “board”) may by resolution fix from time to time before the issue thereof the number of shares in, and determine the designation, rights, privileges, restrictions and conditions attaching to the shares of, each series of Class A Preferred Shares.

(b)	Idem: The Class A Preferred Shares will be entitled to priority over the Class B Preferred Shares, the Non- Voting Participating Shares, the Convertible Shares and the Common Shares and all other shares ranking junior to the Class A Preferred Shares with respect to the payment of dividends and the distribution of assets of the Corporation in the event of any liquidation, dissolution or winding up of the Corporation or other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs.

(c)	Voting Rights: Except as may otherwise be provided in the rights, privileges, restrictions and conditions attaching to any series of Class A Preferred Shares, the holders of the Class A Preferred Shares will not be entitled to receive notice of or to attend any meeting of the shareholders of the Corporation and will not be entitled to vote at any such meeting.

2.	The rights, privileges, restrictions and conditions attaching to the Class B Preferred Shares are as follows:

(a)	Series: The Class B Preferred Shares may at any time or from time to time be issued in one or more series. Subject to the following provisions, the board may by resolution fix from time to time before the issue thereof the number of shares in, and determine the designation, rights, privileges, restrictions and conditions attaching to the shares of, each series of Class B Preferred Shares.

(b)	Idem: The Class B Preferred Shares will be entitled to priority over the Non-Voting Participating Shares, the Convertible Shares and the Common Shares and all other shares ranking junior to the Class B Preferred Shares with respect to the payment of dividends and the distribution of assets of the Corporation in the event of any liquidation, dissolution or winding up of the Corporation or other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs.

(c)	Voting Rights: Except as may otherwise be provided in the rights, privileges, restrictions and conditions attaching to any series of Class B Preferred Shares, the holders of the Class B Preferred Shares will not be entitled to receive notice of or to attend any meeting of the shareholders of the Corporation and will not be entitled to vote at any such meeting.

3.	The rights, privileges, restrictions and conditions attaching to the Non-Voting Participating Shares are as follows:

(a)	Series: The Non-Voting Participating Shares may at any time or from time to time be issued in one or more series. Subject to the following provisions, the board may by resolution fix from time to time before the issue thereof the number of shares in, and determine the designation, rights, privileges, restrictions and conditions attaching to the shares of, each series of Non-Voting Participating Shares.

(b)	Payment of Dividends: In addition to any rights to preferential dividends as may be provided for in the rights, privileges, restrictions and conditions attaching to any series of Non-Voting Participating Shares, the holders of the Non-Voting Participating Shares will be entitled to receive dividends if, as and when declared by the board out of the assets of the Corporation properly applicable to the payment of dividends in such amounts and payable in such manner as the board may from time to time determine. However, the Non-Voting Participating Shares, the Convertible Shares and the Common Shares will, subject to any rights to preferential dividends hereinbefore referred to, participate equally as to dividends and, subject to any such rights, all dividends which the board may at any time determine to declare and pay on the Non-Voting Participating Shares, the Convertible Shares and the Common Shares will be declared and paid in equal or equivalent amounts per share on all of the Non-Voting Participating Shares, Convertible Shares and Common Shares at the time outstanding without preference or distinction.

(c)	Participation upon Liquidation, dissolution or Winding Up: In the event of the liquidation, dissolution or winding up of the Corporation or other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, the holders of the Non-Voting Participating Shares will, in addition to any rights to priority in the distribution of assets of the Corporation as may be provided for in the rights, privileges, restrictions and conditions attaching to any series of Non-Voting Participating Shares but subject to the rights of the holders of any other class of shares of the Corporation entitled to receive the assets of the Corporation upon such a distribution in priority to or rateably with the holders of the Non-Voting Participating Shares, be entitled to participate rateably with the holders of the Convertible Shares and the Common Shares in any distribution of the assets of the Corporation.

(d)	Voting Rights: The holders of the Non-Voting Participating Shares will not be entitled to receive notice of or to attend any meeting of the shareholders of the Corporation and will not be entitled to vote at any such meeting.

(e)	Subdivision, Consolidation, Reclassification or Other Change: None of the Non-Voting Participating Shares, Convertible Shares or Common Shares will be subdivided, consolidated or otherwise changed unless contemporaneously therewith the other said class of shares is subdivided, consolidated or otherwise changed in the same proportion and in the same manner.

4.	The rights, privilege, restrictions and conditions attaching to the Convertible Shares are as follows:

(a)	Payment of Dividends: The holders of the Convertible Shares will be entitled to receive dividends if, as and when declared by the board out of the assets of the Corporation properly applicable to the payment of dividends in such amounts and payable in such manner as the board may from time to time determine. However, the Convertible Shares and the Common Shares will participate equally as to dividends and all dividends which the board may at any time determine to declare and pay on the Convertible Shares and the Common Shares will be declared and paid in equal or equivalent amounts per share on all of the Convertible Shares and Common Shares at the time outstanding without preference or distinction.

(b)	Participation upon Liquidation, Dissolution or Winding Up: In the event of the liquidation, dissolution or winding up of the Corporation or other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, the holders of the Convertible Shares will, subject to the rights of the holders of any other class of shares of the Corporation entitled to receive the assets of the Corporation upon such a distribution in priority to or rateably with the holders of the Convertible Shares, be entitled to participate rateably with the Common Shares in any distribution of the assets of the Corporation.

(c)	Conversion Privilege: Each issued Convertible Share may at any time be converted, at the option of the holder, into one-fifth of a Common Share. All Common Shares resulting from any conversion of issued Convertible Shares into Common Shares will be deemed to be fully paid and non-assessable.

(d)	Voting Rights: The holders of the Convertible Shares will not be entitled to receive notice of or to attend any meeting of the shareholders of the Corporation and will not be entitled to vote any such meeting.

5.	The rights, privileges, restrictions and conditions attaching to the Common Shares are as follows:

(a)	Payment of Dividends: The holders of the Common Shares will be entitled to receive dividends if, as and when declared by the board out of the assets of the Corporation properly applicable to the payment of dividends in such amounts and payable in such manner as the board may from time to time determine. Subject to the rights of the holders of any other class of shares of the Corporation entitled to receive dividends in priority to or rateably with the holders of the Common Shares, the board may in its sole discretion declare dividends on the Common Shares to the exclusion of any other class of shares of the Corporation.

(b)	Participation upon Liquidation, Dissolution or Winding Up: In the event of the liquidation, dissolution or winding up of the Corporation or other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, the holders of the Common Shares will, subject to the rights of the holders of any other class of shares of the Corporation entitled to receive the assets of the Corporation upon such a distribution in priority to or rateably with the holders of the Common Shares, be entitled to participate rateably in any distribution of the assets of the Corporation.

(c)	Voting Rights: The holders of the Common Shares will be entitled to receive notice of and to attend all meetings of the shareholders of the Corporation and to 1 vote in respect of each Common Share held at all such meetings.

SCHEDULE C

BY-LAW NO. 1

A by-law relating generally to

the transaction of the business
and affairs of
FRASER PAPERS INC.

DIRECTORS

1.   Calling of and notice of meetings Meetings of the board will be held on such day and at such time and place as the Chair of the Board or the President of the Corporation or any two directors may determine. Notice of meetings of the board will be given to each director not less than 48 hours before the time when the meeting is to be held. Each newly elected board may without notice hold its first meeting for the purposes of organization and the appointment of officers immediately following the meeting of shareholders at which such board was elected.

2.   Votes to govern At all meetings of the board every question will be decided by a majority of the votes cast on the question; and in case of an equality of votes the chair of the meeting will be entitled to a second or casting vote.

3.   Interest of directors and officers generally in contracts No director or officer will be disqualified by his or her office from contracting with the Corporation nor will any contract or arrangement entered into by or on behalf of the Corporation with any director or officer or in which any director or officer is in any way interested be liable to be voided nor will any director or officer so contracting or being so interested be liable to account to the Corporation for any profit realized by any such contract or arrangement by reason of such director or officer holding that office or of the fiduciary relationship thereby established provided that, in each case, the director or officer has complied with the provisions of the Canada Business Corporations Act.

SHAREHOLDERS’ MEETINGS

4.   Quorum At any meeting of shareholders a quorum will be 2 persons present in person or by means of a telephonic, electronic or other communication facility that permits all participants to communicate adequately with each other during the meeting and each entitled to vote at the meeting.

5.   Meetings by telephonic or electronic means A meeting of the shareholders may be held by means of a telephonic, electronic or other communication facility that permits all participants to communicate adequately with each other during the meeting.

6.   Postponement or cancellation of meetings A meeting of shareholders may be postponed or cancelled by the board at any time prior to the date of the meeting.

7.   Procedures at meetings The board may determine the procedures to be followed at any meeting of shareholders including, without limitation, the rules of order. Subject to the foregoing, the chair of a meeting may determine the procedures of the meeting in all respects.

INDEMNIFICATION

8.   Indemnification of directors and officers The Corporation will indemnify a director or officer of the Corporation, a former director or officer of the Corporation or another individual who acts or acted at the Corporation’s request as a director or officer, or in a similar capacity, of another entity, and his or her heirs and legal representatives to the extent permitted by the Canada Business Corporations Act.

9.   Indemnity of others Except as otherwise required by the Canada Business Corporations Act and subject to paragraph 8, the Corporation may from time to time indemnify and save harmless any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as an employee, agent of or participant in another entity against expenses (including legal fees), judgments, fines and any amount actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted honestly and in good faith with a view to the best interests of the Corporation or, as the case may be, to the best interests of the other entity for which he or she served at the Corporation’s request and, with respect to any criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his or her conduct was lawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction will not, of itself, create a presumption that the person did not act honestly and in good faith with a view to the best interests of the Corporation or other entity and, with respect to any criminal or administrative action or proceeding that is enforced by a monetary penalty, had no reasonable grounds for believing that his or her conduct was lawful.

10. Right of indemnity not exclusive The provisions for indemnification contained in the by-laws of the Corporation will not be deemed exclusive of any other rights to which any person seeking indemnification may be entitled under any agreement, vote of shareholders or directors or otherwise, both as to action in his or her official capacity and as to action in another capacity, and will continue as to a person who has ceased to be a director, officer, employee or agent and will inure to the benefit of that person’s heirs and legal representatives.

11. No liability of directors or officers for certain matters To the extent permitted by law, no director or officer for the time being of the Corporation will be liable for the acts, receipts, neglects or defaults of any other director or officer or employee or for joining in any receipt or act for conformity or for any loss, damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired by the Corporation or for or on behalf of the Corporation or for the insufficiency or deficiency of any security in or upon which any of the moneys of or belonging to the Corporation will be placed out or invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person, firm or body corporate with whom or which any moneys, securities or other assets belonging to the Corporation will be lodged or deposited or for any loss, conversion, misapplication or misappropriation of or any damage resulting from any dealings with any moneys, securities or other assets belonging to the Corporation or for any other loss, damage or misfortune whatever which may happen in the execution of the duties of his or her respective office or trust or in relation thereto unless the same will happen by or through his or her failure to act honestly and in good faith with a view to the best interests of the Corporation and in connection therewith to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. If any director or officer of the Corporation is employed by or performs services for the Corporation otherwise than as a director or officer or is a member of a firm or a shareholder, director or officer of a body corporate which is employed by or performs services for the Corporation, the fact that the person is a director or officer of the Corporation will not disentitle such director or officer or such firm or body corporate, as the case may be, from receiving proper remuneration for such services.

BANKING ARRANGEMENTS, CONTRACTS, ETC.

12. Banking arrangements The banking business of the Corporation, or any part thereof, will be transacted with such banks, trust companies or other financial institutions as the board may designate, appoint or authorize from time to time and all such banking business, or any part thereof, will be transacted on the Corporation’s behalf by one or more officers or other persons as the board may designate, direct or authorize from time to time.

13. Execution of instruments Contracts, documents or instruments in writing requiring execution by the Corporation will be signed by hand by any two officers of the Corporation (whether under the corporate seal of the Corporation, if any, or otherwise) and all contracts, documents or instruments in writing so signed will be binding upon the Corporation without any further authorization or formality. The board is authorized from time to time by resolution

(a)	to appoint any officer or any other person on behalf of the Corporation to sign by hand (whether under the corporate seal of the Corporation, if any, or otherwise) and deliver either contracts, documents or instruments in writing generally or to sign either by hand or by facsimile or mechanical signature or otherwise (whether under the corporate seal of the Corporation, if any, or otherwise) and deliver specific contracts, documents or instruments in writing, and

(b)	to delegate to any two officers of the Corporation the powers to designate, direct or authorize from time to time in writing one or more officers or other persons on the Corporation’s behalf to sign either by hand or by facsimile or mechanical signature or otherwise (whether under the corporate seal of the Corporation, if any, or otherwise) and deliver contracts, documents or instruments in writing of such type and on such terms and conditions as such two officers see fit.

      Contracts, documents or instruments in writing that are to be signed by hand may be signed electronically. The term “contracts, documents or instruments in writing” as used in this by-law includes without limitation deeds, mortgages, charges, conveyances, powers of attorney, transfers and assignments of property of all kinds (including specifically but without limitation transfers and assignments of shares, warrants, bonds, debentures or other securities), proxies for shares or other securities and all paper writings.

MISCELLANEOUS

14. Invalidity of any provisions of this by-law The invalidity or unenforceability of any provision of this by-law will not affect the validity or enforceability of the remaining provisions of this by-law.

15. Omissions and errors The accidental omission to give any notice to any shareholder, director, officer or auditor or the non-receipt of any notice by any shareholder, director, officer or auditor or any error in any notice not affecting its substance will not invalidate any action taken at any meeting to which the notice related or otherwise founded on the notice.

INTERPRETATION

16. Interpretation In this by-law and all other by-laws of the Corporation words importing the singular number only include the plural and vice versa; words importing any gender include all genders; words importing persons include individuals, corporations, limited and unlimited liability companies, general and limited partnerships, associations, trusts, unincorporated organizations, joint ventures and governmental authorities; “board” means the board of directors of the Corporation; “Canada Business Corporations Act” means Canada Business Corporations Act, R.S.C. 1985, c. C-44 as from time to time amended, re-enacted or replaced; terms that are not otherwise defined in this by-law have the meanings attributed to them in the Canada Business Corporations Act; and “meeting of shareholders” means an annual meeting of shareholders or a special meeting of shareholders.